UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 18, 2007
Date of Report (date of earliest event reported)

GENESIS MICROCHIP INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-33477	77-0584301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Augustine Dr. Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

(408) 919-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 18, 2007, Genesis Microchip Inc. (the “Company”) announced that Linda Millage assumed the duties of interim Principal Accounting Officer of the Company, effective May 1st, 2007. Ms. Millage will also continue to serve as the Company’s Senior Director of Finance and Worldwide Corporate Controller, a position she has held since January 2007. Ms. Millage, age 46, joined Genesis Microchip in May 2006 as Director of Corporate Finance. From August 2000 to May 2006, Ms. Millage served in various finance roles, including Corporate Controller and Director of External Reporting, for SMTC Corporation, a U.S. publicly-held provider of advanced electronic manufacturing services. In connection with serving as the Company’s interim Principal Accounting Officer, Ms. Millage’s base salary was increased to $18,334 CDN per month. In addition, Ms. Millage received a one-time bonus of $18,500 CDN and she is eligible to receive an additional bonus of $5,600 CDN per month during the period in which she serves as interim Principal Accounting Officer. Ms. Millage was also granted an option to purchase 6,000 shares under the Company’s 1997 Employee Stock Option Plan, which options shall vest 25% on the first year anniversary of the date of grant and monthly thereafter over the next 36 months. Further, Ms. Millage was granted 2,000 restricted stock units which shall vest over four years from the date of grant.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release dated June 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.

By: /s/ Elias Antoun
Elias Antoun
President & Chief Executive Officer

Date: June 18, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated June 18, 2007